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Exhibit 10.33

FIRST AMENDMENT TO STANDARD OFFICE LEASE

        This FIRST AMENDMENT TO STANDARD OFFICE LEASE ("Amendment") is made as of April            , 2002 ("Effective Date") by and between PACIFIC CORPORATE TOWERS LLC, a Delaware limited liability company ("Landlord"), and EN POINTE TECHNOLOGIES, INC., a Delaware corporation ("Tenant").

RECITALS

        A. Pursuant to that certain Standard Office Lease, dated as of April 30, 2001, by and between Landlord and Tenant ("Lease"), Landlord currently leases to Tenant, and Tenant leases from Landlord, certain premises consisting of approximately thirty-six thousand ninety (36,090) rentable square feet located on the ninth (9th) floor ("9th Floor Premises") and nineteenth (19th) floor ("19th Floor Premises") of that certain building located at 100 N. Sepulveda Boulevard, El Segundo, California ("Building") situated in that certain project commonly known as Pacific Corporate Towers ("Project"). The 9th Floor Premises and 19th Floor Premises are more particularly described on Exhibits "A-1" and "A-2" of the Lease and are collectively referred to in the Lease as the "Premises."

        B. Tenant desires to terminate the Lease as to the 9th Floor Premises. Landlord is willing to agree to the early termination of the Lease as to the 9th Floor Premises. Landlord and Tenant desire to amend the Lease to set forth the terms and conditions upon which the Lease (A) shall terminate as to the 9th Floor Premises and (B) continue in full force and effect as to the 19th Floor Premises.

        C. Capitalized terms used in this Amendment shall have the meaning ascribed to such terms in the Lease unless otherwise defined in this Amendment.

        NOW, THEREFORE, in consideration of the foregoing recitals and other consideration, the sufficiency of which is hereby acknowledged, the parties hereto amend, modify and supplement the Lease as follows:

        1. Contraction of Premises. Landlord hereby agrees that the Lease shall terminate as to the 9th Floor Premises as of April 30, 2002 ("9th Floor Premises Termination Date"). From and after the 9th Floor Premises Termination Date, for all purposes of the Lease (as amended by this Amendment), the "Premises" under the Lease shall consist solely of the 19th Floor Premises. Landlord and Tenant hereby agree and acknowledge that the 19th Floor Premises consists of approximately twenty-four thousand five hundred six (24,506) rentable square feet.

        2. Consideration for 9th Floor Premises Early Termination. Tenant hereby agrees and acknowledges that, as consideration for Landlord's agreement to terminate the Lease with respect to the 9th Floor Premises, (A) Landlord shall have no obligation to provide the Allowance in the amount of Two Hundred Seventy Thousand Six Hundred Seventy-five Dollars ($270,675.00) or make all or any portion of the Allowance available for Tenant's use pursuant to Section 4.1 of the Work Letter Agreement attached as Exhibit "C" to the Lease and (B) the Work Letter Agreement shall be null and void and of no force or effect as of the 9th Floor Premises Termination Date.

        3. Adjusted Basic Rental. Commencing on June 1, 2002 ("Contraction Date"), Tenant shall pay Basic Rental for the Premises (as contracted by this Amendment) as follows ("Adjusted Basic Rental"):

Lease Month	Base Annual Rent	Monthly Installments	Monthly Rental Rate
12-30	$735,180.00	$61,265.00	$2.50/RSF
31-60	$764,587.20	$63,715.60	$2.60/RSF

        The Adjusted Basic Rental shall be paid in the same manner as set forth in Article 3.1 of the Lease.

        4. Tenant's Adjusted Proportionate Share. Commencing on the Contraction Date, Tenant's Proportionate Share (as set forth in Article 1.5 of the Lease) shall be two and forty-five one hundredths percent (2.45%) of Phase I ("Adjusted Proportionate Share"). Tenant hereby agrees and acknowledges that Landlord may re-measure the Project in the future and adjust the Adjusted Proportionate Share accordingly so long as Landlord adjusts the proportionate share of all other similarly situated tenants in Phase I by the same methods.

        5. Parking. From and after the Contraction Date, the number of unreserved parking spaces to which Tenant is entitled under Article 1.9 and Article 23 of the Lease shall be decreased to a total of ninety-eight (98) unreserved spaces. Additional parking spaces will be made available to Tennant at the price noted in Article 23 of the Lease.

        6. Tennant's Adjusted Security Deposit—Tennant has deposited with Landlord cash in the amount of Ninety-three Thousand Eight Hundred Thirty Four Dollars ($93,834.00) as noted in Article 1.6 and Article 4 of the Lease, this amount being equivalent to one nomth's Basic Monthly Rent Installment as reflected in the Lease for months 31-60. Upon Vacation and Surrender of the 9th Floor Premises, the Security Deposit will be reduced to Sixty-three Thousand Seven Hundred Fifteen Dollars and 60 cents ($63,715.60), an amount equivalent to one month's Adjusted Basic Rental Installment for months 31-60 pursuant to this amendment. The difference between the initial security deposit and the Adjusted Security Deposit of Thirty Thousand One Hundred Eighteen Dollars and 40 cents ($30,118.40) shall be refunded to Tennant by Landlord within fifteen (15) days following Vacation and Surrender of the 9th Floor Premises.

        7. Vacation and Surrender of 9th Floor Premises. On or before the 9th Floor Premises Termination Date, Tenant shall surrender and vacate the 9th Floor Premises in the condition required by Article 29 of the Lease. If Tenant has not vacated and surrendered the 9thFloor Premises in accordance with Article 29 of the Lease on or before the 9th Floor Premises Termination Date, then, at Landlord's option (in Landlord's sole discretion), (i) this Amendment (and Tenant's right to terminate the Lease as to the 9th Floor Premises) shall be null and void and the Lease shall continue in full force and effect as to both the 9th Floor Premises and 19th Floor Premises or (ii) Tenant shall become a tenant at sufferance as to the 9th Floor Premises, subject to the terms and conditions of Article 5 of the Lease. Tenant acknowledges that it currently keeps certain telecommunications equipment and other items of personal property belonging to Tenant in the storage room located on the ninth (9th) floor of the Building ("9th Floor Storage Room"). Tenant shall remove any and all equipment or other articles of personal property belonging to Tenant from the 9th Floor Storage Room on or before the 9th Floor Premises Termination Date. Subject to this Section 6 above, the Lease shall terminate on the 9th Floor Premises Termination Date as to the 9th Floor Premises and, thereafter, neither party shall have any further obligation under the Lease with respect to the 9th Floor Premises, except for those obligations under the Lease which survive the termination or expiration of the Lease.

        8. Brokers. Landlord and Tenant agree that Landlord shall not be obligated to pay any broker leasing commissions, consulting fees, finder fees or any other fees or commissions arising out of or relating to this Amendment.

        9. Corporate Authority. Concurrently with the execution and delivery of this Amendment, Tenant shall provide Landlord with written evidence satisfactory to Landlord that the individuals executing this Amendment on behalf of Tenant are authorized to execute this Amendment and bind En Pointe Technologies, Inc.

        10. Use of Terms. Except to the extent otherwise expressly provided in this Amendment, from and after the Contraction Date, the term "Premises" as used in the Lease shall refer solely to the 19th Floor Premises.

        11. ERISA Certificate. Concurrently with the execution and delivery of this Amendment, Tenant shall execute and deliver to Landlord an ERISA Certificate in the form attached hereto as Exhibit "A".

        12. No Option. The submission of this Amendment by Landlord, its agent or representative for examination or execution by Tenant does not constitute an option or offer to terminate the Lease as to the 9th Floor Premises or a reservation of the right to terminate the Lease as to the 9th Floor Premises in favor of Tenant, it being intended hereby that this Amendment shall only become effective upon the execution hereof by Landlord and delivery of a fully executed counterpart hereof to Tenant.

        13. Effect of Amendment. Except as modified herein, the terms and provisions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall prevail.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

TENANT:
EN POINTE TECHNOLOGIES, INC., a Delaware corporation
By:
Its:
By:
Its:

LANDLORD:
PACIFIC CORPORATE TOWERS LLC, a Delaware limited liability company
By: SSR Realty Advisors, Inc., its manager
By:	Vice President

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FIRST AMENDMENT TO STANDARD OFFICE LEASE